Exhibit 99.1

RAMACO RESOURCES PROVIDES UPDATE REGARDING TRANSITION TO NEW DUAL-CLASS SHARE STRUCTURE

LEXINGTON, KY., June 12, 2023 -- Ramaco Resources, Inc. (NASDAQ: METC, “Ramaco” or the “Company”), a leading operator and developer of high-quality, low-cost metallurgical coal, today announced the results of voting from the Company’s Special Meeting of Stockholders (“Special Meeting”). Among other things, the meeting approved the creation and distribution of a separate class of common stock, the Class B common stock (“Distribution”). The Class B common stock will provide holders of existing common stock direct participation in the financial performance of the CORE Assets, which is an abbreviation of “Carbon Ore-Rare Earth”. The CORE Assets consist of three non-cost bearing revenue streams from coal infrastructure assets, coal royalty fees, and carbon products/rare earth elements.

TRANSACTION UPDATE

•	Shareholders voted to approve the creation of the Class B common stock, with 99% of shareholders who voted approving the measure (or approximately 74% of total outstanding shareholders).

•	The Company will have a Board meeting in late-July whereby the Board will consider the amount and timing for the first dividend paid to holders of Class B common stock.

“It has always been Ramaco’s mission to both maximize long term shareholder value and return increasing amounts of capital to our shareholders. Our transition to a new dual-class share structure is an important step in this process,” stated Randall Atkins, Chairman and CEO of Ramaco Resources. “We are fortunate to have a portfolio of unique businesses in our CORE Assets. We are confident our new share structure will provide investors increased transparency and visibility into these businesses, and will further highlight the growth, stability, and future opportunities at Ramaco.

The tracking stock is expected to pay a cash dividend based on the financial performance of the CORE assets. Based upon our projections, this new additional dividend to CORE shareholders would in practical terms increase our overall total 2023 dividend payout by roughly 33%. It would similarly increase our current overall dividend yield on both classes of stock to over 9% versus, roughly 6% today.

We are committed to our long-term capital return strategy. The increased dividend payout from this transaction highlights both the confidence that we have in our existing underlying business, as well as our continued ability to execute on our growth strategy. It also demonstrates a keen optimism in our future emerging business opportunities not only in metallurgical coal but also potentially in critical rare earth minerals.

We believe this is a transformative transaction for Ramaco. Our new dual-class strategy provides investors two ways to invest in our shares, both with unique asset characteristics and attractive dividend strategies,” continued Atkins. “Our legacy met coal mining operation is leveraged to meeting the demands of the secular trends in the infrastructure and energy transition markets. We are positioned to benefit from our strong met coal production growth in the coming years, against the face of declining supply from years of underinvestment in the sector. We also now have the exciting potential to add the mining of rare earth elements in the future from a world class deposit we own.

Our CORE assets will benefit from the production growth in our mining operation through attractive royalty earnings and fixed-fee infrastructure income. That steady legacy income will be combined with potentially significant future earnings opportunities tied to development of rare earth elements with magnetic properties as well as growth from future manufacturing of carbon products and materials. We remain confident in our growth trajectory, business strategy, and believe this new capital structure will provide the best way for shareholders to benefit from our strong legacy business momentum and future growth opportunities.”

TRANSACTION DETAILS

Ramaco will issue shares of the Class B common stock to holders of record as of the close of business on May 12, 2023 (the “Record Date”). Each holder will receive 0.2 shares of Class B common stock for every one share of existing common stock held on the Record Date (with cash in lieu of any fractional share interests). The Distribution should not be taxable to existing holders of METC common stock, except with respect to the receipt of cash in lieu of fractional shares.

ADVISORS

Janney Montgomery Scott, LLC acted as financial advisor to the Company.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine not yet in production near Sheridan, Wyoming which contains large deposits of rare earth elements. Contiguous to the Wyoming mine the Company operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the Distribution, the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, the ability to successfully ramp up production at the Berwind and Know Creek complexes, the timing of the Elk Creek preparation plant to come online, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, and the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

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